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                                                                   EXHIBIT 4(f)

                        UNIVERSAL MEDICAL SYSTEMS, INC.

                           CERTIFICATE OF DESIGNATION

                      SERIES E CONVERTIBLE PREFERRED STOCK

                           Pursuant to Section 78.195
                         of the Nevada Revised Statutes

       The following resolution was duly adopted by the Board of Directors of Universal Medical Systems, Inc., a Nevada corporation (the "Corporation"), pursuant to provisions of Section 78.195 of the Nevada Revised Statutes, on July 1, 1996:

       RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article Four of the Corporation's Articles of Incorporation, as amended, and pursuant to the provisions of Section 78.195 of the Nevada Revised Statutes, a Series of Preferred Stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series E Convertible Preferred Stock (the "Series E Preferred Stock"), to consist of 750,000 shares, par value $.0001 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Articles of Incorporation, as amended) as follows:

       1. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

                     Common Stock. The term "Common Stock" shall mean all shares now or hereafter authorized of the Corporation's presently authorized class of Common Stock, par value $.001 per share, which has the right (subject always to prior rights of any class or series of Preferred Stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to the per share amount.

                     Conversion Date. The term "Conversion Date" shall have the meaning set forth in paragraph 4 below.

                     Current Market Price. The term "Current Market Price" shall have the meaning set forth in paragraph 4 below.

                     Effective Date. The term "Effective Date" shall mean the effective date of the filing of this Certificate of Designation with the Secretary of State of the State of Nevada.

                     Issue Date. The term "Issue Date" shall mean, as to any share of Series E Preferred Stock, the date such share is issued by the Corporation to any holder thereof.


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                     Junior Stock. The term "Junior Stock" shall mean any class or series of stock (including Common Stock) of the Corporation not entitled to receive any dividends in any dividend period unless all dividends, if any, required to have been paid or declared and set apart for payment on shares of preferred stock shall have been so paid or declared and set apart for payment, and not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until all preferred stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

                     Parity Stock. The term "Parity Stock" shall mean any class or series of stock of the Corporation entitled to receive payment of dividends, if any, on a parity basis with the Series E Preferred Stock or entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity basis with the Series E Preferred Stock. Parity Stock for the purpose of entitlement to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation include, but is not limited to, Series A, Series B, and Series D Preferred Stock

                     Senior Stock. The term "Senior Stock" shall mean any class or Series of stock of the Corporation authorized by the Board of Directors ranking senior to the Series E Preferred Stock in respect of the right to receive dividends or in respect of the right to participate in any distribution upon liquidation, dissolution or wind up of the affairs of the Corporation.

                     Series A Preferred Stock. The term "Series A Preferred Stock" shall mean the 1,000,000 shares of Series A Convertible Preferred Stock issued, or to be issued, in connection with a Section 505 offering of shares of preferred stock of the Corporation and the related Certificate of Designation for said shares of preferred stock. Holders of Series A Preferred Stock are entitled to receive a ten percent (10%) cumulative (but non-compounding) dividend on the liquidation amount of their preferred shares, payable semi-annually in arrears out of earnings legally available therefore, and are entitled to a liquidation preference up to the full amount of $5.00 per share, plus any accrued but unpaid dividends. Holders of Series A Preferred Stock do not have any voting rights, except with respect to certain matters required by Nevada General Corporation Law.

                     Series B Preferred Stock. The term "Series B Preferred Stock" shall mean the 1,500,000 shares of Series B Convertible Preferred Stock authorized by the Board of Directors of the Corporation of which 1,000,000 shares were issued in connection with the acquisition by Corporation of Medical High Technology International, Inc. The holders of Series B Preferred Stock are not entitled to receive any cash dividend, unless and until a dividend is declared by the Board of Directors for holders of Series B Preferred Stock out of any funds legally available therefor. Holders of Series B Preferred Stock are entitled to a liquidation preference up to the full amount of $3.00 per share, plus any declared but unpaid dividends. The Series B Preferred Stock carry the same per share voting rights as Common Stock.

                     Series C Preferred Stock. As of the date of the authorization of this Certificate of Designation by the Board of Directors of the Corporation, no certificate of designation for Series C Preferred Stock has been authorized by the Board of Directors of the Corporation.


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                     Series D Preferred Stock. the term "Series D Preferred
Stock" shall mean the 1,000,000 shares of Series D Convertible Preferred Stock authorized by the Board of Directors of the Corporation. The holders of Series D Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefore, cash dividends on an annual compounded basis equal to ten percent (10%) of the subscription price per annum, such dividends to be payable semi-annually in arrears on each January 1 and July 1. Holders of Series D Preferred Stock are entitled to a liquidation preference up to the full amount of $1.00 per share, plus any declared but unpaid dividends. the Series D Preferred Stock carry the same per share voting rights as Common Stock.

                     Stated Value. The Stated Value of each share of Series E Preferred Stock shall be $1.00.

       2. Dividends. The Series E Preferred Stock shall not entitle the holder of record thereof as of any record date therefor to receive any cash dividend, unless and until a dividend is declared by the Board of Directors for holders of Series E Preferred Stock out of any funds legally available therefor.

       3. Distributions Upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series E Preferred Stock shall be entitled to be paid the Stated Value per share with respect to all outstanding Series E Preferred Stock owned by them, plus any declared and unpaid dividends thereon, if any. Such amount shall be paid in cash or in property taken at its fair value, or both, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the Series E Preferred Stock and to the holders of any other Senior Stock or Parity Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series E Preferred Stock and holders of all outstanding shares of any Senior Stock or Parity Stock shall be insufficient to permit the payment in full to such holder of the preferential amounts to which they are entitled, then the entire net assets of the Corporation shall be distributed pro-rata among the holders of all outstanding shares of the Series E Preferred Stock, the holders of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock, and the holders of all outstanding shares of Parity Stock ratably in proportion to the full amounts to which they would otherwise respectively be entitled.

       4.     Conversion Rights.

                     a. Optional Conversion. A holder of shares of Series E Preferred Stock may convert all or part of such shares into shares of the Common Stock of the Corporation (i) at any time after shares of Common Stock of the Corporation are trading at, $6.00 per share over ten (10) consecutive trading days or (ii) at any time the Corporation authorizes the conversion of the Series E Preferred Stock into shares of Common Stock of the Corporation.


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                     b.     Automatic Conversion. If not previously converted by
the holder, all shares of Series E Preferred Stock automatically will be converted to shares of Common Stock of the Corporation as of February 1, 1997.

                     c. Conversion Procedure. In all cases of conversion of shares of Series E Preferred Stock into shares of Common Stock, the number of shares of Common Stock to be issued in exchange for shares of Series E Preferred Stock shall be determined based upon the average bid price for shares of Common Stock over the ten (10) trading days prior to the conversion date. For example, if the average bid price over the ten (10) trading days prior to the conversion date is $1.00 per share, then each share of Series E Preferred Stock would be converted into one (1) share of Common Stock; if the average bid price is $3.00 per share, then three (3) shares of Series E Preferred Stock would be converted into one (1) share of Common Stock.

                     d. Delivery of Shares. The Corporation shall not be obligated to issue to any holder of shares of Series E Preferred Stock certificates evidencing the shares of Common Stock issuable upon any conversion unless certificates evidencing the shares of Series E Preferred Stock are delivered to the Corporation or its transfer agent, or unless such holder provides to the Corporation or its transfer agent reasonable assurances as to the loss, theft or destruction of such certificates and agrees with respect thereto to indemnify the Corporation and its transfer agent and, if requested, provides such bond as reasonably may be requested by the Company and its transfer agent. The holder of any shares of Series E Preferred Stock may exercise the conversion rights described above by (i) delivering to the Corporation a conversion notice in writing setting forth the number of shares of Series E Preferred Stock to be converted, (ii) surrendering to the Corporation or its transfer agent the certificate or certificates for the shares of Series E Preferred Stock to be converted, (iii) furnishing appropriate endorsements and transfer documents if required by the Corporation or its transfer agent and (iv) paying any transfer or similar tax if required. Such date is referred to herein as the "Conversion Date". The person in whose name the certificate of certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon a surrender of shares of Series E Preferred Stock that are converted in part, the Corporation or its transfer agent shall issue to the holder a new certificate representing the unconverted portion of the shares of Series E Preferred Stock surrendered.

                     e. Fractional Interests. The Corporation will not issue fractional shares of Common Stock upon conversion of shares of Series E Preferred Stock. Instead the Corporation, in its discretion, may either pay a cash adjustment in respect of such fractional interest or round up to the next whole number the number of shares of Common Stock to be issued upon conversion.

                     f. Taxes. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any Series E Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such Series E Preferred


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Stock in a name other than that of the holder of the Series E Preferred Stock in respect of which such shares are being issued.

                     g. Reserve Shares. The Corporation shall reserve at all times so long as any Series E Preferred Stock remains outstanding, free from preemptive rights, out of either or both of its treasury stock or its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series E Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding Series E Preferred Stock.

                     h. Governmental Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of Series E Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the Series E Preferred Stock is then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

                     i. Valid Issue. All shares of Common Stock which may be issued upon conversion of the Series E Preferred Stock will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof; and the Corporation shall take no action which will cause a contrary result.

                     j. Restrictive Legend. Each certificate representing a share of Series E Preferred Stock shall bear on its face a legend in substantially the following form:

                            "The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 or an opinion of legal counsel that registration is not required under such Act."

       5. Voting Rights. The Series E Preferred Stock shall carry the same per share voting rights as Common Stock.

       6. Two-Thirds Vote to Change Rights, Preferences, and Powers. So long as any shares of Series E Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote at a meeting (the notice of which shall state the general character of the matters to be submitted thereat), or the written consent with or without a meeting of the holders of at least 66 and 2/3% (two-third percent) of the then outstanding shares of Series E Preferred Stock:


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                     a.     increase the authorized amount of Series E Preferred
Stock; or

                     b. amend, alter or repeal any of the rights, preferences or powers of the outstanding Series E Preferred Stock fixed herein or determined by the Board of Directors for any shares of Series E Preferred Stock as herein authorized; so as adversely to affect the rights, preferences or powers of the Series E Preferred Stock or its holders, or

                     c. sell, lease or convey all, or substantially all, of the property or business of the Corporation; or

                     d. merge or consolidate with or into any other corporation or corporations, unless the corporation surviving or resulting from such merger or consolidation will have after such merger or consolidation no class of stock either authorized or outstanding ranking prior to the Series E Preferred Stock, except as regards the Series A, Series B. and Series D Preferred Stock or Senior Stock referred to herein, as to dividends or assets except the same number of shares of Series E Preferred Stock with the same rights, preferences and powers as the Series E Preferred Stock, and unless each holder of Series E Preferred Stock at the time of such merger or consolidation and in connection therewith shall continue to hold (in the case of a merger in which the Corporation is the surviving corporation) his shares of Series E Preferred Stock, or (in the case of a consolidation or a merger of the Corporation into some other corporation) shall receive the same number of shares of Series E Preferred Stock, with the same rights, preferences and powers, of such resulting corporation; or

                     e. amend or repeal any of the provisions of this paragraph 6.

       7. No Pre-emptive Rights. No holder of the Series E Preferred Stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of the unissued stock of the Corporation or of any stock of the Corporation to be issued by reason of any increase of the authorized capital stock of the Corporation, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other securities convertible into or carrying options or warrants to purchase stock or other securities of the Corporation or to purchase or subscribe for any stock of the Corporation purchased by the Corporation or by its nominee or nominees, or to have any other pre-emptive rights now or hereafter defined by the laws of the State of Nevada.

       8. Exclusion of Other Rights. Except as may otherwise by required by law, the shares of Series E Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Articles of Incorporation of the Corporation, as amended, and the shares of Series E Preferred Stock shall have no pre-emptive or subscription rights.

       9. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereto.


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       10.    Severability of Provisions. If any right, preference or limitation of the Series E Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless expressly so stated herein.

       11. Status of Re-acquired Shares. Shares of Series E Preferred Stock which have been issued and converted or re-acquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Nevada) have the status of authorized and unissued shares of Preferred Stock issuable in series, but undesignated as to series, and may be redesignated and reissued by resolution of the Board of Directors of this Corporation.

       IN WITNESS WHEREOF, UNIVERSAL MEDICAL SYSTEMS, INC. has caused this Certificate of Designation to be made and signed by its Chairman, CEO and President and by its Secretary, respectively, this 1st day of July, 1996.

/s/ Myron A. Baker
---------------------------
Myron A. Baker
Chairman, CEO and President

/s/ Dennis D. Cole
---------------------------
Dennis D. Cole
Secretary

STATE OF FLORIDA   )
                   ) ss:
COUNTY OF PINELLAS )

       The foregoing Certificate of Designation Series E Convertible Preferred Stock was acknowledged before me this 1st day of July, 1996, by Myron A. Baker and Dennis D. Cole, President and Secretary respectively of Universal Medical Systems, Inc., a Nevada corporation, who are personally known to me and who did not take an oath.

                                        /s/ Beth A Bruck
                                        ----------------
                                          Notary Public
                                        Printed, typed or stamped name:

                                                              [NOTARY STAMP
                                                              FOR BETH A. BRUCK]

My commission expires: 6-26-98